June 6, 2023
Sturm, Ruger & Company, Inc. One Lacey Place Southport, Connecticut 06890

Re:       Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Dear Sirs:

We have acted as special counsel to Sturm, Ruger & Company, Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement No. 333-217885 (the “Registration Statement”) being filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), which may be issued under The Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan (the “2023 Plan”).

On June 1, 2023 (the “Effective Date”), the stockholders of the Company approved the 2023 Plan. The total number of shares of Common Stock that may be granted under the 2023 Plan includes, in addition to 1,000,000 new shares of Common Stock (included by the Company on a new Registration Statement on Form S-8 filed on June 6, 2023), (i) any shares of Common Stock that remained available for grant under The Sturm, Ruger & Company, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) as of the Effective Date and (ii) the undelivered shares subject to outstanding awards granted under the 2017 Plan that become available for future grants under the 2023 Plan as provided for in the 2023 Plan (the shares described in (i) and (ii), the “2017 Plan Shares”).

In rendering this opinion we have examined or are otherwise familiar with the Company's Certificate of Incorporation and Bylaws, each as amended to date, the 2023 Plan, the 2017 Plan, the Post-Effective Amendment, the Registration Statement, the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the 2023 Plan and the proposal adopted by the stockholders of the Company relating to the 2023 Plan at the Company’s 2023 Annual Meeting of Stockholders. We have also examined the originals, or copies certified or otherwise identified to us, of the corporate records of the Company, certificates of public officials and representatives of the Company, and such other documents and records, and have made such investigations of law, as we have deemed necessary for purposes of this opinion. We have assumed the genuineness of all signatures, the conformity to the original of all copies and the factual accuracy of all certificates submitted to us.

Sturm, Ruger & Company, Inc.

June 6, 2023

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that each 2017 Plan Share that is newly issued pursuant to the 2023 Plan has been duly authorized by all necessary corporate action on the part of the Company and, upon the effectiveness of the Post-Effective Amendment and when issued in accordance with the terms of the 2023 Plan at prices in excess of the par value thereof, will constitute duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

We express no opinion as to any laws other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

PATTERSON BELKNAP WEBB & TYLER LLP

By: /s/ Patterson Belknap Webb & Tyler LLP